Exhibit 99.1

For Immediate Release

CONTACT:

Investors/Media:	Media:
Blaine Davis	Kevin Wiggins
(610) 459-7158	(610) 459-7281

Investors:
Jonathan Neely
(610) 459-6645

ENDO ANNOUNCES TOPLINE RESULTS FROM

PHASE 2 STUDY OF AXOMADOL IN CHRONIC LOW BACK PAIN

CHADDS FORD, Pa., June 30, 2011/ — Endo Pharmaceuticals (Nasdaq: ENDP) announced today topline results from a phase 2 study comparing the novel investigational drug axomadol against placebo in the treatment of patients with moderate to severe chronic low back pain. The results indicate that axomadol did not meet predetermined study end points. The company is currently completing additional analyses of the data and evaluating the path forward for the program.

The study was a randomized, double blind, two-arm, placebo-controlled, parallel group design and included 236 patients with moderate to severe chronic low back pain. Axomadol was orally administered at doses ranging from 100 mg/day to 300 mg/day over a four-week period with a 12-week maintenance phase. The primary outcome measure was change in average pain intensity using a Numerical Rating Scale (NRS) from baseline to final week of treatment for all patients receiving at least one dose of study drug.

Endo licensed exclusive rights to develop and market axomadol in the United States and Canada from Grünenthal in February 2009.

About Endo Pharmaceuticals

Endo Pharmaceuticals is a U.S.-based, specialty healthcare solutions company, focused on high-value branded products and specialty generics. Endo is redefining its position in the healthcare marketplace by anticipating and embracing the evolution of health decisions based on the need for high-quality and cost-effective care. We aim to be the premier partner to healthcare professionals and payment providers, delivering an innovative suite of complementary diagnostics, drugs, devices and clinical data to meet the needs of patients in areas such as pain, urology, oncology and endocrinology. For more information about Endo Pharmaceuticals, and its wholly owned subsidiaries American Medical Systems, Inc., HealthTronics, Inc. and Qualitest Pharmaceuticals, please visit http://www.endo.com/.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect our current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” in our Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein or therein, could affect our future financial results and could cause our actual results to differ materially from those expressed in forward-looking statements contained in our Annual Report on Form 10-K. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause our actual results to differ materially from expected and historical results. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

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